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                                                                  EXECUTION COPY






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                               PURCHASE AGREEMENT


                                     between


                       ATLANTIC AUTO FINANCE CORPORATION,

                                 as Originator,


                                       and


                    ATLANTIC AUTO SECOND FUNDING CORPORATION,

                                    as Buyer,








                            Dated as of June 14, 1996



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.1.   Certain Defined Terms . . . . . . . . . . . . . . . . . . . .   1
SECTION 1.2.   Computation of Time Periods . . . . . . . . . . . . . . . . .  14

                                   ARTICLE II

                            TRANSFERS AND SETTLEMENTS

SECTION 2.1.   General Terms . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 2.2.   Purchases from the Originator . . . . . . . . . . . . . . . .  15
SECTION 2.3.   Transfers and Assignments . . . . . . . . . . . . . . . . . .  15
SECTION 2.4.   Protection of Ownership of the Buyer. . . . . . . . . . . . .  17
SECTION 2.5.   Optional Retransfer; Retransfer of Liquidated
               Receivables . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 2.6.   Mandatory Repurchase Under Certain Circumstances. . . . . . .  18
SECTION 2.7.   Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 2.8.   Transfers by Buyer. . . . . . . . . . . . . . . . . . . . . .  19
SECTION 2.9.   Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1.   Representations and Warranties of Originator. . . . . . . . .  19
SECTION 3.2.   Representations and Warranties of the Originator
               With Respect to Each Sale of Receivables. . . . . . . . . . .  22

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

SECTION 4.1.   Conditions to Closing . . . . . . . . . . . . . . . . . . . .  25
SECTION 4.2.   Conditions to Purchases . . . . . . . . . . . . . . . . . . .  26
SECTION 4.3.   Effect of Payment of Purchase Price . . . . . . . . . . . . .  27


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                                    ARTICLE V

                                    COVENANTS
SECTION 5.1.   Covenants of the Originator . . . . . . . . . . . . . . . . .  28
SECTION 5.2.   Negative Covenants of the Originator. . . . . . . . . . . . .  33

                                   ARTICLE VI

                                 INDEMNIFICATION

SECTION 6.1.   Indemnification . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 6.2.   Tax Indemnification . . . . . . . . . . . . . . . . . . . . .  36
SECTION 6.3.   Additional Costs. . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 6.4.   Other Costs and Expenses. . . . . . . . . . . . . . . . . . .  38

                                   ARTICLE VII

                                  MISCELLANEOUS

SECTION 7.1.   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 7.2.   Waivers; Amendments . . . . . . . . . . . . . . . . . . . . .  38
SECTION 7.3.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 7.4.   Governing Law; Submission to Jurisdiction;
               Integration . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 7.5.   Severability; Counterparts, Waiver of Setoff. . . . . . . . .  40
SECTION 7.6.   Assignments . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 7.7.   Waiver of Confidentiality . . . . . . . . . . . . . . . . . .  40



Exhibit A      Form of Purchase Notice
Exhibit B      Schedule of Litigation
Exhibit C      Schedule of Location of Records
Exhibit D      VSI Policy
Exhibit E      Form of Compliance Certificate
Exhibit F      Schedule of Corporate Names, Trade Names or Assumed Names
Exhibit G      Permitted Lockbox Banks and Permitted Lockboxes
Exhibit H      Credit and Collection Policy
Exhibit I      Form of Subordinated Note
Schedule 1     Schedule of Receivables


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                               PURCHASE AGREEMENT


          PURCHASE AGREEMENT, dated as of June 14, 1996 (as amended, supplemented or otherwise modified and in effect from time to time, this "AGREEMENT"), by and between ATLANTIC AUTO SECOND FUNDING CORPORATION, a Delaware corporation, as buyer (the "BUYER") and ATLANTIC AUTO FINANCE CORPORATION, a Delaware corporation, as originator (the "ORIGINATOR").


                                R E C I T A L S :
                                 - - - - - - - -

          WHEREAS, subject to the terms and conditions of this Agreement, the Originator desires to sell from time to time to the Buyer, and the Buyer desires to purchase from time to time from the Originator certain retail automotive installment sales contracts and related property and proceeds (the "Receivables"), subject to the terms and conditions of this Agreement;

          NOW THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ADDITIONAL COSTS" shall have the meaning specified in Section 6.3(a).

          "ADVERSE CLAIM" shall mean a Lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

          "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or a Subsidiary of such other Person. A Person shall be deemed to control another Person if the controlling Person owns, directly or indirectly, 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or otherwise.

          "AMOUNT FINANCED" with respect to a Receivable means the amount advanced under the Receivable toward the purchase price of the Financed Vehicle and any related costs, exclusive of


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any amounts allocable to the premium for physical damage insurance force-placed by the Originator covering the Financed Vehicle and of prepaid Dealer reserves and other marketing expenses.

          "ANNUAL PERCENTAGE RATE" or "APR" of a Receivable means the annual rate of Finance Charges stated in the Receivable.

          "BANK" shall mean Morgan Guaranty Trust Company of New York, a New York banking corporation, and its successors and assigns.

          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banking institutions or trust companies in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

          "CLOSING DATE" shall mean June 14, 1996.

          "COLLECTIONS" shall mean, with respect to each Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all recoveries and cash proceeds of Related Security with respect to such Receivable, Repurchase Amounts and proceeds received under the VSI Policy.

          "CONTRACT" shall mean, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises, or which evidences such Receivable including, but not limited to, the retail installment sales contracts related thereto.

          "CONTRACT FILE" shall mean, with respect to each Receivable, the original Contract, either a copy of the application to the appropriate state authorities for a Title to the related Financed Vehicle or a standard assurance in the form commonly used in the industry relating to the provision of the Title and when issued by the appropriate state authorities, the related Title (but only to the extent that Title documents are required under applicable state law to be held by a secured party in order to perfect such secured party's security interest in the related Financed Vehicle), all original instruments modifying the terms and conditions of the Receivable and the original endorsements or assignments of such Contract.

          "CREDIT AND COLLECTION POLICY" shall mean the Originator's credit and collection policies and practices relating to the Contracts and the Receivables existing on the date hereof in the form of Exhibit H hereto, as the same may from


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time to time be amended, supplemented or otherwise modified in the ordinary course of the Originator's business.

          "CUSTODIAL AGREEMENT" shall mean the Custodial Agreement dated as of June 14, 1996, by and among the Originator, the Buyer, the Bank and the Custodian, as the same may be amended from time to time.

          "CUSTODIAN" shall mean Safesite National Business Records Management, Inc., a Delaware corporation, and its successors and assigns.

          "CUSTODIAN CONFIRMATION" means the Custodian's certificate in the form of EXHIBIT A to the Custodial Agreement confirming that it has received (i) an itemized schedule of the Receivables (which shall also briefly describe each related Contract File) and (ii) the Contract File with respect to each such Receivable.

          "DEALER" means the dealer who sold a Financed Vehicle and who originated and assigned the respective Receivable to the Originator under an existing agreement between such Dealer and the Originator.

          "DEALER RECOURSE" shall mean, with respect to a Receivable, all recourse rights against the Dealer which originated the Receivable and any successor Dealer.

          "DOLLARS" or "$" shall mean the lawful currency of the United States of America.

          "ELIGIBLE RECEIVABLE" shall mean, on the applicable Purchase Date on which ownership thereof is first acquired by the Buyer, a Receivable:

          (i) (a) which shall have been originated in the United States of America to an Obligor domiciled in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer's business, shall have been fully and properly executed by the parties thereto, shall have been purchased by the Originator from such Dealer under an existing dealer agreement which agreement shall be consistent with the Originator's customary business practices and shall be in a form acceptable to the Buyer, which Receivable in turn shall have been validly assigned by such Dealer to the Originator, and then shall be transferred and assigned to the Buyer, (b) which shall have created or shall create a valid, subsisting, and enforceable first priority security interest in favor of the Originator in the Financed Vehicle, which in turn shall be assigned to the Buyer, (c) which shall contain customary and enforceable


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     provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against the collateral of the benefits of the security and (d) which arises under a Contract which shall provide for level monthly payments (PROVIDED that the payment in the first or last month in the life of the Receivable may be minimally different from the level payment) that fully amortize the financed amount over no greater than 66 payments;

          (ii) with respect to which the Originator is the lienholder of record on the related Title;


          (iii) as to which the Contract File was delivered to the Custodian prior to the purchase thereof by the Buyer from the Originator, except that if the original certificate of title shall have been applied for and not yet received at the time of such purchase, then such certificate shall have been delivered to the Custodian within 180 days of such purchase;

          (iv)  as to which only one original executed Contract exists;

          (v) as to which the related Obligor is not the United States of America or any state or any agency, department, subdivision or instrumentality thereof;

          (vi) which shall not have been originated in, or shall be subject to the laws of, any jurisdiction under which the transfer of such Receivable under this Agreement shall be unlawful, void or voidable;

          (vii) which is denominated and payable only in Dollars in the United States of America;

          (viii)  which is less than 30 days delinquent;

          (ix) which when transferred by the Originator to the Buyer was selected at random from the Originator's retail installment sale contracts at the time of such transfer, but conformed to certain requirements set forth herein or otherwise agreed by the Originator and the Buyer;

          (x) which is "chattel paper" within the meaning of Section 9-105 of the Relevant UCC;

          (xi) which arises under a Contract which, together with such Receivable, (A) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in


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     accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, (B) is evidenced by only one original executed copy, (C) is not the subject of any rescission, setoff, counterclaim or other defense and (D) shall not have been satisfied, subordinated, or rescinded;

          (xii) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer of the rights and duties of the Originator under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of the Buyer to exercise its rights under this Agreement, including, without limitation, its right to review the Contract;

          (xiii) no provision of which has been waived by the Originator, except in accordance with the Credit and Collection Policy;

          (xiv) which, together with the Contract related thereto, complied on the date of its origination and now complies in all material respects with all requirements of applicable Federal, state and local laws and regulations thereunder, including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, Regulations B and Z of the Federal Reserve Board, various state "lemon laws" designed to prevent fraud in the sale of used vehicles and various state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws;

          (xv) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy on the applicable Purchase Date; and

          (xvi) as to which the Originator shall be in full compliance in all material respects with all of its obligations thereunder and under the related Contract and any other agreements or instruments relating thereto; PROVIDED that breach of any notice provision shall not be deemed to cause this condition to be unsatisfied unless such breach causes the related Contract to be unenforceable.

          (xvii)  which directs payment thereof to be sent to a Permitted
     Lockbox;


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          (xviii)  which is owned solely by the Originator free and clear of all
     Liens;

          (xix) which, together with the aggregate of the Principal Balances of other Receivables payable by the same Obligor or any party related to such Obligor, does not exceed $150,000;

          (xx) with respect to which the initial payment in respect thereof is due no more than 3 months after the date on which the Receivable was originated;

          (xxi) with respect to which the Originator, in accordance with its Credit and Collection Policy, has required that the Obligor has obtained an Insurance Policy covering the Financed Vehicle;

          (xxii) with respect to which all filings (including Relevant UCC filings) necessary in any jurisdiction to give the Buyer a first priority perfected ownership interest in such Receivable have been made;

          (xxiii) with respect to which the Obligor was not noted in the related Records as being (i) the subject of a bankruptcy, insolvency or similar proceeding or (ii) if the Obligor is a natural person, deceased;

          (xxiv) which, if at the time of the creation of such Receivable the related Financed Vehicle was a used automobile or light-duty truck, such Receivable, together with similar Eligible Receivables, shall not exceed 70% of the aggregate Principal Balance of Eligible Receivables transferred to the Buyer hereunder; and

          (xxv)  which is covered under the VSI Policy.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

          "ERISA AFFILIATE" means, with respect to the Originator, any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which the Originator is a member, or
(ii) solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which the Originator is a member.


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          "EVENT OF TERMINATION" shall, with respect to the Originator, mean (i)
with respect to any Plan, a reportable event, as defined in Section 4043(b) of ERISA, as to which the PBGC has not by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of the Originator or any ERISA Affiliate from a Plan during a plan year in which it is a substantial employer, as defined in
Section 4043(b) of ERISA, or (iii) the failure by the Originator or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Internal Revenue Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Originator or any ERISA Affiliate to terminate any Plan, or (v) the adoption of an amendment to any Plan that pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Originator or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by the Originator or any ERISA Affiliate of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) the complete or partial withdrawal from a Multiemployer Plan by the Originator or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default), or (ix) the receipt by the Originator or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, or (x) any event or circumstance exists which may reasonably be expected to constitute grounds for the Originator or any ERISA Affiliate to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Internal Revenue Code with respect to any Plan.

          "EXPENSE AND TAX-SHARING AGREEMENT" shall mean the Office Space, Administrative and Office Support Services, and Tax Allocation Agreement dated as of June 14, 1996, between the Originator and the Buyer.

          "FACILITY DOCUMENTS" shall mean collectively, this Agreement, each Supplemental Conveyance, the Transfer and Administration Agreement, the Lockbox Agreement, the Custodial


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Agreement, the Support Agreement, the Expense and Tax-Sharing Agreement and all
other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

          "FINANCE CHARGES" shall mean, with respect to a Contract, any finance, interest or similar charges owing by the Obligor pursuant to such Contract.

          "FINANCED VEHICLE" shall mean, with respect to a Receivable, the new or used automobile or light-duty truck, together with all accessories thereto, securing the related Obligor's indebtedness thereunder.

          "INDEMNIFIED AMOUNTS" shall have the meaning specified in Section 6.1.

          "INITIAL PURCHASE DATE" means the date the first Purchase is made pursuant to this Agreement.

          "INSURANCE POLICY" shall mean, with respect to a Receivable, any insurance policy benefiting the holder of the Receivable providing loss or physical damage, credit life, credit disability, theft, mechanical breakdown or similar coverage with respect to the Financed Vehicle or the Obligor.

          "LIEN" shall mean a security interest, lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics' liens and any liens which attach to the respective Receivable by operation of law as a result of any act or omission by the related Obligor.

          "LOCKBOX ACCOUNT" shall mean a demand deposit account identified on Exhibit G hereto maintained with a Permitted Lockbox Bank pursuant to the Lockbox Agreement for the purpose of depositing payments made by the Obligors or such other account of which the Originator may have notified the Buyer from time to time.

          "LOCKBOX AGREEMENT" shall mean the agreement relating to lockbox services in connection with a Permitted Lockbox and related Lockbox Account which are in form and substance satisfactory to the Buyer, which have been executed and delivered by the Originator to a Permitted Lockbox Bank.

          "MATERIAL ADVERSE EFFECT" shall mean, with respect to the Originator, a material adverse effect on (i) the financial condition or operations of the Originator and its Subsidiaries, taken as one enterprise, (ii) the ability of the Originator to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement, (iv) the Buyer's ownership of the Receivables or (v) the collectibility of the


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Receivables or of any significant portion of the Receivables, other than, in the case of clauses (i) through (v), such Material Adverse Effects which are the direct result of actions or omissions of the Buyer.

          "OBLIGOR" shall mean any Person obligated to make payments pursuant to a Contract.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "PERMITTED LOCKBOX" shall mean a post office box identified on Exhibit G hereto maintained by a Permitted Lockbox Bank for the purpose of receiving payments made by the Obligors or such other post office box as the Originator may identify to the Buyer from time to time.

          "PERMITTED LOCKBOX BANK" shall mean a bank identified on Exhibit G hereto or such other bank as the Originator may identify to the Buyer from time to time.

          "PERSON" shall mean any corporation (including a business trust), natural person, firm, joint venture, joint stock company, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

          "PLAN" means any employee benefit or other plan which is or was at any time during the current year or immediately preceding five years established or maintained by the Originator or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "POTENTIAL TERMINATION EVENT" shall mean an event which, but for the lapse of time or the giving of notice or both, would constitute a Termination Event.

          "PRINCIPAL BALANCE" of a Receivable, as of the close of business on the last day of a calendar month, means the Amount Financed MINUS the sum of (i) that portion of all amounts paid by or on behalf of the related Obligor allocable to principal using the Simple Interest Method, (ii) any payments made by the Originator and allocable to principal pursuant to Section 2.7, and (iii) any payment of the Repurchase Amount with respect to the Receivable allocable to principal.

          "PROCEEDS" shall mean "proceeds" as defined in Section 9-306(l) of the Relevant UCC.


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          "PURCHASE" means a purchase of Receivables, Related Security with respect to such Receivables and Collections with respect thereto by the Buyer from the Originator pursuant to Section 2.1 and 2.2.

          "PURCHASE DATE" means the Initial Purchase Date and thereafter, each Business Day on which a Purchase occurs.

          "PURCHASE NOTICE" means a notice, in substantially the form of Exhibit A, furnished by the Originator to the Buyer pursuant to Section 2.2.

          "PURCHASE PRICE" shall have the meaning specified in Section 2.2(b) hereof.

          "PURCHASED ASSETS" shall mean, the Buyer's (a) ownership interest in
(i) each and every Receivable identified on Schedule 1 hereto, (ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, and (iv) all Proceeds of the foregoing and (b) interest in the Support Agreement.

          "RECEIVABLE" shall mean any retail installment sale contract arising out of or in connection with the sale of new or used automobiles or light-duty trucks and includes the right of payment of any Finance Charges and other obligations of the Obligor with respect thereto, originated by dealers or the Originator and sold by the Originator to the Buyer hereunder, which shall appear on Schedule 1 hereto (which Schedule 1 may be in the form of a computer file or microfiche list), as amended or modified on each Purchase Date and otherwise from time to time pursuant to the terms hereof.

          "RECORDS" shall mean, with respect to each Receivable, all factory invoices and work orders describing the related Financed Vehicle, the bill of sale and guaranty of title, insurance policies, tax receipts, property and casualty insurance policies or binders naming the Originator as loss payee or additional named insured, as is appropriate, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, all documentation in connection with any modification, release, accommodation, consigning or guaranty of the Receivable and all other documents and instruments, including all books, records, files, tapes, correspondence and other information or materials (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to the Receivable, the Contract, the Title and the Financed Vehicle relating to the Receivable and this Agreement.


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          "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

          "REGULATORY CHANGE" shall mean any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Bank) of or under any United States (federal, state or municipal) or foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "RELATED SECURITY" shall mean, with respect to any Receivable:

          (i) all of the Originator's interest in the Financed Vehicle, and all of the Originator's interest in all insurance contracts with respect thereto;

          (ii) all of the Originator's interest in all other security interest or liens and property subject thereto from time to time, if any, purporting to secure payment of the Contract related thereto, whether pursuant to such Contract or otherwise, together with all financing statements signed by an Obligor and security agreements describing any collateral securing such Contract;

          (iii) all of the Originator's interest in all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

          (iv) all of the Originator's interest in Dealer Recourse and all service contracts and other contracts and agreements associated with such Receivable;

          (v) all of the Originator's interest in Contract Files and all Records related to such Receivable; and

          (vi)  all proceeds of the foregoing.

          "RELEVANT UCC" shall mean the Uniform Commercial Code as in effect from time to time in all applicable jurisdictions.


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          "REPURCHASE AMOUNT" shall mean the amount described in Section 2.5(a)
and payable in accordance with Sections 2.5, 2.6 and 3.2 (the last paragraph thereof).

          "RESPONSIBLE OFFICER" shall mean, with respect to any Person, the chief executive officer, principal financial officer, treasurer or controller of such Person.

          "SECTION 6.2 COSTS" shall have the meaning specified in Section 6.2.

          "SECTION 6.3 COSTS" shall have the meaning specified in Section
6.3(c).

          "SERVICER" shall mean, initially, the Originator, and any successor Servicer designated pursuant to the Transfer and Administration Agreement.

          "SIMPLE INTEREST METHOD" means the method of allocating a fixed level payment to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the APR multiplied by the unpaid principal balance, multiplied by the quotient obtained by calculating the period of time elapsed since the preceding payment of interest was made and dividing such period of time by 360, provided that each monthly period shall be deemed to have 30 days.

          "SUBORDINATED LOAN" shall have the meaning specified in Section 2.2(d) hereof.

          "SUBORDINATED NOTE" shall have the meaning specified in Section 2.2(d) hereof.

          "SUBSIDIARY" shall mean, for any Person, any corporation or other business organization 50% or more of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more such corporations or organizations or by such Person and one or more such corporations or organizations, and any partnership of which such Person or any such corporation or organization is a general partner.

          "SUPPORT AGREEMENT" shall mean the Support Agreement dated as of June 14, 1996, executed by UAG in favor of the Buyer, and any amendments or modifications thereto.

          "TERMINATION DATE" means the earliest of (i) that Business Day which the Buyer designates as the Termination Date by notice to the Originator at least five Business Days prior to such Business Day, (ii) the occurrence of a Termination Event and

(iii) June 13, 1997 ( or such other date as the Originator and the Buyer may agree in writing).

          "TERMINATION EVENT" means the occurrence of any of the following events:

          (a) The net worth of the Originator and its consolidated subsidiaries, as set forth in the Originator's annual audited financial statements, shall be less than $2,400,000;

          (b) UAG shall fail to pay any principal of or premium or interest on any indebtedness in a principal amount of at least $1,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such even or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; PROVIDED, that a Termination Event shall not occur hereunder unless UAG receives written notice that any of the foregoing events shall have occurred and fails to cure the foregoing within 15 days following receipt of such notice;

          (c) There shall occur a "Change in Control" (as defined below) of UAG; "Change of Control" shall mean (i) the sale of all or substantially all of the assets of UAG to an entity not controlled by UAG, (ii) prior to UAG's "Qualified Public Offering" (as defined below), a reduction in the ownership by the shareholders of the voting stock of UAG as of the date hereof (the "Initial Shareholder Group") to less than a majority of UAG's outstanding voting stock, or (iii) after the Qualified Public Offering, the ownership of another Person or group of Persons of a greater number of shares of UAG's voting stock than owned by the Initial Shareholder Group; "Qualified Public Offering" shall mean a public offering of UAG's capital stock pursuant to which UAG receives gross proceeds of $30,000,000 or more (when aggregated with all prior public offerings) and has a market valuation in excess of $100,000,000;

          (d) Both of Richard Harrison and Harry Hardy shall cease to be actively involved in the day-to-day management of the Originator, except as a result of death or illness;

          (e) There shall occur any event which may be reasonably expected to have a material adverse effect on the Originator or UAG or may be reasonably expected to cause a material adverse change in the condition or prospects, financial condition or business of the Originator or UAG; or

          (f)  There shall occur a breach of the Support Agreement by UAG.

          "TITLE" means, with respect to a Financed Vehicle, an original certificate of title, certificate of lien or other notification issued by the registrar of titles of the applicable state to a secured party which indicates that the lien of the secured party on the Financed Vehicle is recorded on the original certificate of title. In any jurisdiction in which the original certificate of title is required to be given to the Obligor, the term "Title" shall mean only a certificate or notification issued to a secured party.

          "TRANSFER AND ADMINISTRATION AGREEMENT" shall mean the Transfer and Administration Agreement dated as of June 14, 1996 by and among the Originator, the Buyer, as transferor, and the Bank, as transferee.

          "UAG" shall mean United Auto Group, Inc., a Delaware corporation, and its successors and assigns.

          "VSI POLICY" means the vendors single interest physical damage insurance policy maintained with respect to the Receivables, a copy of which is attached hereto as EXHIBIT D.

          SECTION 1.2. COMPUTATION OF TIME PERIODS. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."


                                   ARTICLE II

                            TRANSFERS AND SETTLEMENTS

          SECTION 2.1. GENERAL TERMS. On the terms and conditions hereinafter set forth, from the date the conditions precedent to the initial Purchase in
Section 4.1 are satisfied to the Termination Date, the Originator will sell to the Buyer on each Purchase Date all right, title and interest of the Originator in, to and under the Receivables which the Originator has determined to sell hereunder, Related Security with respect to such Receivables and Collections with respect thereto and the Buyer in its sole discretion may purchase such Receivables, Related Security and Collections from the Originator. Nothing in this Agreement shall be deemed to be or construed as a commitment by the Buyer to purchase any Purchased Assets at any time.

          SECTION 2.2. PURCHASES FROM THE ORIGINATOR. (a) Each Purchase shall be made on a Purchase Date, provided, that a Purchase Notice requesting such Purchase is received by the Buyer by the close of business on such Purchase Date and provided that all conditions to purchase specified in Section 4.2 are satisfied. Each such Purchase Notice shall include a schedule of all Receivables proposed to be sold by the Originator on such Purchase Date and shall specify the Purchase Price therefor. The Buyer shall promptly thereafter notify the Originator whether the Buyer has determined to purchase such Receivables.

          (b) The purchase price (the "PURCHASE PRICE") for the Receivables listed in a Purchase Notice (together with the related Purchased Assets) payable with respect to any Purchase Date shall be an amount equal to the aggregate Principal Balance of such Receivables plus accrued Finance Charges on such Receivables as of such date.

          (c) Subject to paragraph (d) below, the Purchase Price for the Purchased Assets sold by the Originator under this Agreement shall be payable in full in cash by the Buyer, in each case on the Business Day following the date of each such Purchase, except that the Buyer may, with respect to any Purchase, offset against such Purchase Price any amounts owed by the Originator to the Buyer hereunder and which remain unpaid. Subject to paragraph (d) below, on the Business Day following the date of each such Purchase, the Buyer shall, upon satisfaction of the applicable conditions set forth in Article IV, make available to the Originator the Purchase Price in same day funds.

          (d) If, on the Business Day following the date of any Purchase, the Buyer has insufficient funds to pay in full the Purchase Price owed on such day, then the amount of the difference between the Purchase Price and such available funds shall, at option of the Originator (as evidenced by written notice by the Originator to the Buyer on such date (which notice may be a standing instruction)) be deemed to be (i) a capital contribution from the Originator to the Buyer, (ii) a loan by the Originator to the Buyer (a "SUBORDINATED LOAN"), evidenced by the Subordinated Note (the "SUBORDINATED NOTE") of the Buyer substantially in the form attached hereto as Exhibit I or (iii) any combination of capital contribution and Subordinated Loan. Any Subordinated Loan hereunder shall be fully subordinated to every other obligation of the Buyer.

          SECTION 2.3. TRANSFERS AND ASSIGNMENTS. The Originator hereby assigns, transfers and conveys to the Buyer and its successors and assigns all of the Originator's right, title, and interest, whether now owned or hereafter acquired, in and to (i) the Receivables, (ii) the Related Security with respect to such Receivables, (iii) all Collections, including all cash collections and other cash proceeds of the Receivables, exclusive of any amounts allocable to the premium for physical damage insurance force-placed by the Originator covering any related Financed Vehicle, (iv) all monies from time to time on deposit in the Lockbox Accounts relating to the Receivables and (v) all cash and non-cash proceeds of any of the foregoing. It is the intention of the parties hereto that each Purchase of Receivables, Related Security and Collections made hereunder shall constitute a "sale of chattel paper," as such term is used in Article 9 of the UCC, which sales are absolute, irrevocable and without recourse except as specifically provided herein and provide the Buyer with the full benefits of ownership of the Receivables and such related Purchased Assets. In the event that such assignment, transfer or conveyance is deemed to constitute a pledge rather than an assignment of the aforementioned property, the Originator does hereby grant to the Buyer a first priority perfected security interest therein. The possession by the Buyer or its transferee of notes and such other goods, letters of credit, advises of credit, money, documents, chattel paper or certificated securities shall be deemed to be "possession by the secured party," for purposes of perfecting the security interest pursuant to the Relevant UCC (including, without limitation, Section 9-305 thereof). Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of the Buyer or its transferee for the purpose of perfecting such security interest under applicable laws. The foregoing conveyance does not constitute an assumption by the Buyer or its successors and assigns of any obligations of the Originator to Obligors or to any other Person in connection with Receivables or under any agreement or instrument relating to the Receivables.

          In connection with such transfer, the Originator agrees to record and file, at its own expense, financing statements with respect to the Receivables now existing and hereafter created for the transfer of chattel paper and general intangibles (each as defined in Article 9 of the Relevant UCC) meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the transfer and assignment of the interest in the Receivables to the Buyer, and to deliver a file-stamped copy of such financing statements or other evidence of such filing satisfactory to the Buyer on or prior to the applicable Purchase Date.

          In connection with such transfer, the Originator further agrees to deliver to the Custodian the Contract Files relating to the Receivables.

          The Originator shall maintain its books and records so that such records that refer to a Receivable shall indicate clearly that the Originator's right, title and interest in such Receivable has been sold to the Buyer. Indication of the Buyer's interest in a Receivable shall be deleted from or modified on the Originator's records when, and only when, the Receivable shall have been paid in full or the Buyer's interest in such Receivable shall have been repurchased or repaid by the Originator hereunder. In addition, the Originator shall maintain its computer systems so that the Originator's master computer records (including any back-up archives) that refer to a Receivable shall indicate clearly that such Receivable has been sold to the Buyer pursuant to this Agreement and that an interest in such Receivable has been transferred and assigned by the Buyer to the Bank. The Originator agrees to deliver to the Buyer a list, which may be a computer file or microfiche list, containing a true and complete schedule of all such Receivables, identified by account number and by Principal Balance as of the origination date of such Receivable. Such file or list shall be marked as the "Receivables Schedule" and Schedule 1 to this Agreement, delivered to the Buyer as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement.

          SECTION 2.4. PROTECTION OF OWNERSHIP OF THE BUYER. The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that the Buyer may reasonably request in order to perfect or protect the Purchased Assets or to enable the Buyer to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the Originator will, upon the request of the Buyer, in order to accurately reflect this transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant to Section 7.6 hereof) as may be reasonably requested by the Buyer and mark its master data processing records with a notation describing the acquisition by the Buyer of the Purchased Assets, as the Buyer may reasonably request. To the fullest extent permitted by applicable law, the Buyer shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Originator's signature in such cases where the Originator is obligated hereunder to sign such statements, amendments or assignments if, after written notice to the Originator, the Originator shall have failed to sign such continuation statements, amendments or assignments within ten (10) Business Days after receipt of such notice from the Buyer. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Originator shall neither change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the Relevant UCC), nor relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Buyer at least fifteen (15) days' prior notice thereof and
(ii) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer in connection with such change or relocation.

          SECTION 2.5. OPTIONAL RETRANSFER; RETRANSFER OF LIQUIDATED RECEIVABLES. (a) Subject to the next succeeding sentence, the Originator shall have the right to repurchase all of the existing Receivables if, at any time, the aggregate Principal Balance of the Receivables falls below $3,500,000 (or such higher amount as the parties hereto may agree from time to time). The Originator shall be entitled to effectuate such reconveyance on the 15th day of each month (or if such 15th day is not a Business Day, the next succeeding Business Day) provided prior written notice has been given to the Buyer at a repurchase amount equal to the aggregate Principal Balance of the Receivables on such repurchase date plus accrued and unpaid Finance Charges thereon through such day (the "REPURCHASE AMOUNT").

          (b) The Originator has the option, to be exercised in its sole and absolute discretion, to repurchase any Liquidated Receivable (as defined in the Transfer and Administration Agreement), on the 15th day of each month (or if such 15th day is not a Business Day, the next succeeding Business Day) provided prior written notice has been given to the Buyer by paying to the Buyer the Repurchase Amount.

          (c) If, on any day with respect to any Receivable which (i) has become a Liquidated Receivable, as to which the Buyer has been paid the Principal Balance with respect to such Liquidated Receivable or (ii) has been repurchased by the Originator pursuant to Section 2.5(a) or (b), 2.6 or 3.2 (the last paragraph thereof) or repaid in full pursuant to Section 2.7, then, in such event and upon payment of all amounts due hereunder (if all Receivables have been repurchased or repaired), the Buyer shall, on such day and at the expense of the Originator, (i) retransfer to the Originator all of its right, title and interest in, to and under such Receivable and all Related Security and Collections with respect thereto, and all Proceeds of the foregoing and (ii) execute any and all instruments, certificates and other documents reasonably necessary to effect such retransfer.

          SECTION 2.6. MANDATORY REPURCHASE UNDER CERTAIN CIRCUMSTANCES. (a) The Originator shall repurchase from the Buyer all Receivables if at any time upon written advice of counsel, the Buyer shall cease to have a first priority perfected security interest in the Receivables, free and clear of any lien (except for liens arising from or relating to the financial condition of the Obligor), within three days of notice thereof by the Buyer. The Repurchase Amount shall be paid by the Originator to the Buyer in connection with such repurchase.

          (b) The Originator shall repurchase from the Buyer any Receivables as to which the Buyer has not received a Custodian Confirmation within fifteen (15) Business Days of the Purchase Date on which such Receivable was sold to the Buyer hereunder, or the Settlement Date next following receipt of notice of failure to receive such Custodian Confirmation, at the Repurchase Amount.

          SECTION 2.7. DILUTION. If the Principal Balance of a Receivable is either (i) reduced or cancelled as a result of any (a) refunded item included in the Amount Financed, such as extended warranty protection plan costs or Insurance Policy premiums, (b) defective or rejected Financed Vehicle, goods or services, any cash discount or of any adjustment by the Originator, or (ii) reduced or cancelled as a result of a set off in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Originator shall pay to the Buyer on such day the amount of such reduction or, if such transferred Receivable is cancelled, the amount of the Principal Balance thereof, together with the Finance Charges accrued thereon through such day.

          SECTION 2.8. TRANSFERS BY BUYER. The Originator acknowledges and agrees that (a) the Buyer will, pursuant to the Transfer and Administration Agreement, sell the Purchased Assets and assign its rights under this Agreement to the Bank and (b) the representations and warranties contained in this Agreement and the rights of the Buyer under this Agreement are intended to benefit the Bank. The Originator hereby consents to all such sales and assignments.

          SECTION 2.9. FEES. Notwithstanding any limitation on recourse contained in this Agreement, the Originator shall pay the Buyer the Commitment Fees (as defined in the Transfer and Administration Agreement) as the same become due and payable by the Buyer to the Bank pursuant to the Transfer and Administration Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1.  REPRESENTATIONS AND WARRANTIES OF ORIGINATOR.  The
Originator represents and warrants to the Buyer   on and as of the Closing Date
that:

          (a) CORPORATE EXISTENCE AND POWER. The Originator is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business relating to the Originator's purchasing and selling of receivables relating to sales of automobiles and light-duty trucks in each jurisdiction in which its business is now conducted.

          (b) DUE QUALIFICATION. The Originator shall be duly qualified to do business as a foreign corporation in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

          (c) CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by the Originator of this Agreement and each other Facility Document are within the Originator's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by Section 2.4), and do not contravene or violate, or constitute a default under, any provision of applicable law or to the best of Originator's knowledge any order rule, or regulation applicable to the Originator or of the Certificate of Incorporation or Bylaws of the Originator or of any agreement of a material nature, judgment, injunction, order, decree or other instrument binding upon the Originator or result in the creation or imposition of any lien on assets of the Originator (except as contemplated by Section 2.4). The Originator has obtained all approvals and releases of security interests from its creditors as are necessary to sell, transfer and assign the Purchased Assets to the Buyer hereunder.

          (d) BINDING EFFECT. This Agreement and the other Facility Documents constitute the legal, valid and binding obligations of the Originator, enforceable against the Originator in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

          (e) ACCURACY OF INFORMATION. All information heretofore furnished by the Originator for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and such other information hereafter furnished by the Originator to the Buyer will be, true and accurate in every material respect, on the date such information is stated or certified.

          (f) ACTIONS, SUITS. Except as set forth in Exhibit B, there are no actions, suits or proceedings pending, or to the knowledge of the Originator threatened, against or affecting the Originator or their respective properties, in or before any court, arbitrator or other body, which (i) may have a Material Adverse Effect, (ii) assert the invalidity of this Agreement, any of the other Facility Documents or any material amount of Receivables or (iii) seek to prevent the consummation of the transactions contemplated hereby or thereby.

          (g) PLACE OF BUSINESS. The chief place of business and chief executive office of the Originator are located at 800 Perinton Hills Office Park, Fairport, New York 14450, and the offices where the Originator keeps all the Records, are located at the addresses described on Exhibit C or such other locations notified to the Buyer in accordance with Section 2.4 in jurisdictions where all action required by Section 2.4 has been taken and completed. Since its incorporation, the Originator has not merged or consolidated with any other corporation or been the subject of any bankruptcy proceeding.

          (h) NAMES. Except as described in Exhibit F, the Originator has not used any corporate names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement.

          (i) USE OF PROCEEDS. No proceeds of any Purchase made hereunder will be used for a purpose which violates, or would be inconsistent with regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

          (j) NO TERMINATION EVENT. No Termination Event or Potential Termination Event has occurred on or before the Closing Date or Purchase Date, as applicable.

          (k) FINANCIAL CONDITION. The Originator is not insolvent or the subject of any bankruptcy proceeding and the transfer of the Receivables on such day will not be made in contemplation of the occurrence thereof.

          (l) TAXES. The Originator has filed all income tax returns (federal, state and local) and all other material tax returns which are required to be filed by them and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it except for any such tax assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings.

          (m) BOOKS AND RECORDS. The Originator has indicated on its books and records (including any computer files), that the Purchased Assets are the property of the Buyer.

          (n) PERMITTED LOCKBOX BANKS. The names and addresses of all Permitted Lockbox Banks, together with the numbers of all Lockbox Accounts at such Permitted Lockbox Banks and the addresses of all related Permitted Lockboxes, are specified in Exhibit G (or such other Permitted Lockbox Banks, Lockbox Accounts and/or Permitted Lockboxes as have been notified by the Originator to the Buyer).

          (o) INVESTMENT COMPANY. The Originator is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (p) SEPARATE CORPORATE EXISTENCE. The Originator is entering into the transactions contemplated by this Agreement in reliance on the Buyer's identity as a separate legal entity from the Originator and each of its Affiliates, and acknowledges that the Buyer and the other parties to the Facility Documents are similarly entering into the transactions contemplated by the other Facility Documents in reliance on the Buyer's identity as a separate legal entity from the Originator and each such other Affiliate.

          (q) NO FRAUDULENT CONVEYANCE. The transactions contemplated by this Agreement and by each of the Facility Documents are being consummated by the Originator in furtherance of the Originator's ordinary business, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors. By its receipt of the Purchase Prices hereunder and its ownership of the capital stock of the Buyer, the Originator shall have received reasonably equivalent value for the Receivables sold or otherwise conveyed to the Buyer under this Agreement.


          SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF THE ORIGINATOR WITH RESPECT TO EACH SALE OF RECEIVABLES. By selling Receivables to the Buyer on each Purchase Date, the Originator represents and warrants to the Buyer as of each such Purchase Date and only as to Receivables sold by the Originator to the Buyer hereunder on such Purchase Date (in addition to its other representations and warranties contained herein or made pursuant hereto) that:

          (a) STATEMENTS. All information set forth on the related Purchase Notice relating to such Receivables is true and correct as of such date of Purchase.

          (b) ASSIGNMENT. This Agreement vests in the Buyer, all the right, title and interest of the Originator in and to the Purchased Assets, and constitutes a valid sale of the Purchased Assets, enforceable against, and creating an interest prior in right to, all creditors of and purchasers from such Originator, subject to all applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

          (c) GOOD TITLE; PERFECTION. The original Title for each Financed Vehicle shows the Originator as the original secured party and as the holder of a first priority security interest in the related Financed Vehicle. Immediately prior to the transfer hereunder, the Originator shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim and each Receivable shall be secured by a first perfected security interest in the related Financed Vehicle in favor of the Originator. This Agreement is effective to, and shall transfer to the Buyer, a valid and perfected first priority ownership or security interest in each Receivable and in the Related Security and Collections (to the extent provided by Section 9-306 of the Relevant UCC) with respect thereto and the documents entered into in connection therewith, free and clear of any Adverse Claim (except as created by this Agreement). On or prior to the date hereof, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Buyer's interest in the Purchased Assets against all creditors of and transferees from the Originator will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full. No effective financing statement and other instrument similar in effect covering any Contract relating to a Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed pursuant to this Agreement or the Transfer and Administration Agreement.

          (d) ELIGIBLE RECEIVABLES. Each Receivable transferred to the Buyer is an Eligible Receivable.

          (e) BINDING EFFECT OF RECEIVABLES AND CONTRACT. Each Receivable and related Contract constitutes a legal, valid and binding obligation of the related Obligor enforceable in accordance with its terms against such Obligor subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights and remedies generally and general principles of equity.

          (f) CREDIT AND COLLECTION POLICY. The Originator has complied in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract. The Originator has not extended or modified the terms of any Receivable or the related Contract except in accordance with the Credit and Collection Policy.

          (g) INSURANCE POLICIES. The Originator, in accordance with its normal and customary procedures, shall have determined that the Obligor has obtained or agreed to obtain an Insurance Policy covering the Financed Vehicle, and the Obligor is required under the terms of its related Contract to maintain such Insurance Policy.

          (h) FILINGS. On or prior to each Purchase Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Purchased Assets against all creditors of and purchasers from the Originator and all other Persons whatsoever will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

          (i) MAINTENANCE OF RECORDS. The Originator maintains at its chief executive office or shall cause the Servicer to maintain at its chief executive office the complete Records for each Receivable.

          To the extent that any of the statements and representations made in
Section 3.1(e) or Section 3.2(a), (c), (d), (e), (f), (g) or (i) shall prove to have been untrue or incorrect with respect to any Receivable at the time made and, if the Originator is unable to remedy such untrue or incorrect statement or representation within ten (10) days of the Originator's receipt of notice of such untrue or incorrect statement or representation, such a finding shall not result in a Termination Event hereunder, but the Originator shall reacquire such Receivables from the Buyer for an amount equal to the Repurchase Amount at the time of such repurchase, and (i) all such reconveyed Receivables shall no longer constitute Receivables hereunder and (ii) following such reacquisition by the Originator, the Buyer shall have no further remedy against the Originator with respect to such reconveyed Receivables.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

          SECTION 4.1. CONDITIONS TO CLOSING. On or prior to the Closing Date, the Originator shall deliver to the Buyer the following documents and instruments, all of which shall be in form and substance acceptable to the
Buyer:

          (a) A Certificate of the Secretary of the Originator certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder (on which Certificate the Buyer may conclusively rely until such time as the Buyer shall receive from the Originator a revised Certificate meeting the requirements of this clause (a)(i)), (ii) a copy of the Articles of Incorporation of the Originator certified as of the date reasonably near the date hereof by the Secretary of State of the Originator's jurisdiction of incorporation, (iii) a copy of the By-laws of the Originator, as amended, (iv) a copy of resolutions of the Board of Directors (or any executive committee designated by the Board of Directors) of the Originator approving the transactions contemplated hereby,
(v) a certificate as of a date reasonably near the date hereof of the Secretary of State of the Originator's jurisdiction of incorporation certifying the Originator's good standing under the laws of such jurisdiction, and
(vi) certificates of qualification as a foreign corporation issued by the Secretary of State or other similar official of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and either certificates of the appropriate state official in each jurisdiction specified by the Buyer or search reports by parties acceptable to the Buyer as to the absence of any tax liens against the Originator under the laws of such jurisdiction, each such certificate or report to be dated a date reasonably near the date hereof;

          (b) An incumbency and authorization certificate of the Originator in such form as the Buyer may reasonably request;

          (c) Acknowledgment copies of proper financing statements (Form UCC-1), dated a date reasonably near to the date hereof naming the Originator as the transferor (debtor) of the Receivables and the Buyer as transferee (secured party) or other similar instruments or documents as may be necessary or in the opinion of the Buyer desirable under the Relevant UCC or any comparable law to perfect the Buyer's fractional undivided ownership interest in the Receivables;

          (d) Acknowledgment copies of proper financing statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in the Receivables and Related Security previously granted by the Originator;

          (e) Certified copies of request for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Buyer) dated a date reasonably near the date hereof listing all effective financing statements which name the Originator (under its present name or any previous or "doing business" name) as transferor or debtor and which are filed in jurisdictions in which the filings were made pursuant to item (c) above together with copies of such financing statements (none of which shall cover any Receivables or related Contracts);

          (f) Favorable opinions of Nixon, Hargrave, Devans & Doyle, special counsel for the Originator, addressed to the Originator and the Buyer as to corporate enforceability, true sale, substantive consolidation, fraudulent conveyance, perfection and tax matters, in forms reasonably acceptable to the Buyer;

          (g)  The Purchase Notice for the initial Purchase hereunder;

          (h)  A form of Contract or Contracts;

          (i)  An executed copy of the Subordinated Note;

          (j) Copies of Lockbox Agreements and any amendments thereto and all other agreements previously given or entered into with each of the Permitted Lockbox Banks; and

          (k)  An executed copy of the Custodial Agreement;

          (l)  An executed copy of the Expense and Tax-Sharing Agreement;

          (m)  The fully executed VSI Policy; and

          (n)  Such other documents as the Buyer may reasonably request.

          SECTION 4.2. CONDITIONS TO PURCHASES. The Buyer's obligation to Purchase on any Purchase Date pursuant to Sections 2.1 and 2.2 hereof shall be subject to satisfaction of the following applicable conditions precedent:

          (a)  the truth and correctness of:

          (i) the representations and warranties in Section 3.1 hereof as of such Purchase Date, as though made on and as of such date, and

          (ii) the representations and warranties in Section 3.2 of this Agreement, but only as to the Receivables sold hereunder by the Originator to the Buyer on such Purchase Date;

          (b) the requirement that no Termination Event or Potential Termination Event shall exist or shall occur as a result of such purchase;

          (c) the Originator shall have delivered to the Buyer any necessary modifications or additions to Schedule I hereto;

          (d)  the Originator shall have delivered to the Buyer a Purchase
Notice;

          (e) the Originator shall have taken any actions necessary or advisable to maintain the Buyer's perfected security interest in the Purchased Assets (including in the Receivables purchased on such Purchase Date);

          (f) the satisfactory completion by the Buyer of any due diligence determined necessary by the Buyer with respect to the Receivables and the related Obligors and Contracts;

          (g) the Originator shall have delivered to the Buyer an executed Support Agreement;

          (h) the receipt by the Buyer of any approvals, opinions or other documents as the Buyer shall have reasonably requested.

          SECTION 4.3. EFFECT OF PAYMENT OF PURCHASE PRICE. Upon the payment of the Purchase Price for any Purchase, (whether in cash, through a capital contribution or a Subordinated Loan), title to the Receivables and the other related Purchased Assets shall vest in the Buyer, whether or not the conditions precedent to such Purchase were in fact satisfied; PROVIDED, HOWEVER, that the Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by the Originator in fact to satisfy any such condition precedent.

                                    ARTICLE V

                                    COVENANTS

          SECTION 5.1. COVENANTS OF THE ORIGINATOR. At all times during the term of this Agreement, unless the Buyer shall otherwise consent in writing:

          (a) FINANCIAL REPORTING. The Originator will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Buyer:

          (i) ANNUAL REPORTING. Within 120 days after the close of each of its fiscal years, a copy of its consolidated financial statements for such year and consolidated balance sheets as of the end of such year, consolidated statements of income, cash flow and changes in shareholder equity of the Originator and its Subsidiaries for such fiscal year, together with comparative information for the previous fiscal year, and copies of all reports and management letters, if any, from the independent certified public accountants to the Originator, which reports and letters shall be reasonably satisfactory to the Buyer, all certified by the chief financial officer of the Originator;

          (ii) MONTHLY REPORTING. Within 30 days following the close of each calendar month, consolidated balance sheets of the Originator and its Subsidiaries as of the end of such month and consolidated statements of income of the Originator and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the chief financial officer of the Originator;

          (iii) COMPLIANCE CERTIFICATE. Together with the annual report required above, a compliance certificate in substantially the form of Exhibit E hereto signed by its chief accounting officer or treasurer of the Originator stating that no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

          (iv) NOTICE OF CANCELLATION OF VSI POLICY. As soon as a Responsible Officer of the Originator becomes aware thereof, the Originator shall notify the Buyer of receipt of notice from the issuer of the VSI Policy of such issuer's intention to cancel, not to renew or to conditionally renew the VSI Policy, and the action which the Originator proposes to take to replace such policy.

          (v) NOTICE OF TERMINATION EVENTS OR POTENTIAL TERMINATION EVENTS. As soon as possible, and in any event within five (5) days after a Responsible Officer of the Originator obtains knowledge of the occurrence of each Termination Event or Potential Termination Event, a statement of the chief financial officer or chief accounting officer of the Originator setting forth details of such Termination Event or Potential Termination Event and the action which the Originator proposes to take with respect thereto.

          (vi) NOTICE OF MATERIAL ADVERSE CHANGE. As soon as any Responsible Officer of the Originator becomes aware thereof, the Originator shall give the Buyer notice of any event which may have a Material Adverse Effect.

          (vii) OTHER INFORMATION. Such other information (including non-financial information) as the Buyer may from time to time reasonably request.

          (b) CONDUCT OF BUSINESS. The Originator will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and will maintain all requisite authority to conduct its business in each jurisdiction in which its business requires such authority.

          (c) COMPLIANCE WITH LAWS. The Originator will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and which are applicable to all Receivables.

          (d) FURNISHING OF INFORMATION AND INSPECTION OF RECORDS. The Originator will furnish to the Buyer, within ten (10) Business Days after receiving a request therefor, such information with respect to the Receivables as the Buyer may reasonably request, including, without limitation, listings identifying the Principal Balance for each Receivable. The Originator will from time to time on a reasonable basis during regular business hours with prior written notice permit the Buyer, or its agents or representatives, to visit the offices of the Originator at the Buyer's expense unless a Potential Termination Event or a Termination Event shall have occurred for the purpose of discussing matters relating to Receivables or the Originator's performance hereunder with any of the officers, directors, employees or independent public accountants of the Originator having knowledge of such matters.

          (e) FULFILLMENT OF OBLIGATIONS. The Originator will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with this Agreement and the Receivables, will duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, will do nothing to materially impair the rights, title and interest of the Buyer in and to the Purchased Assets and will pay when due (or contest in good faith) any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with the Receivables and their creation and satisfaction.

          (f) LITIGATION. As soon as possible, and in any event within ten Business Days of the knowledge of any Responsible Officer, the Originator shall give the Buyer notice of (i) any litigation, investigation or proceeding against the Originator which may exist at any time which, in the reasonable judgment of the Originator, could reasonably be expected to have a Material Adverse Effect and (ii) any material adverse development in any such previously disclosed litigation.

          (g) FEES, TAXES AND EXPENSES. The Originator shall pay all filing fees, stamp taxes, other taxes (other than taxes imposed directly on the overall net income of the Buyer) and expenses, including the fees and expenses set forth in Sections 2.9 and 6.4 hereof, if any, which may be incurred on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.

          (h) NO OTHER BUSINESS. The Originator shall engage in no business other than the business contemplated under its Certificate of Incorporation.

          (i) MAINTENANCE OF VSI POLICY. The Originator shall maintain in effect the VSI Policy or other similar insurance policy reasonably acceptable to the Buyer with respect to all Receivables transferred under this Agreement.

          (j) SUBORDINATED NOTE. The Originator shall not transfer the Subordinated Note to any person.

          (k) COPIES OF REPORTS, FILINGS, ETC. The Originator shall furnish to the Buyer, as soon as practicable after the issuance, sending or filing thereof, copies of all proxy statements, financial statements, reports and other communications which the Originator sends to its security holders generally, and, if the Originator is required to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, copies of all regular, periodic and special reports which the Originator files with the Securities and Exchange Commission or with any securities exchange on Forms 10-K, 10-Q, 8-K or any successor forms thereto.

          (l) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Originator will maintain and implement administrative and operating procedures, including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of all Collections of and adjustments to each existing Receivable). The Originator will give the Buyer prompt notice of any material change in the administrative and operating procedures referred to in the previous sentence, to the extent such change is likely to have a Material Adverse Effect.

          (m) CUSTOMER LIST. The Originator shall at all times maintain a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Receivables, including the name, address, telephone number and account number of each such Obligor. The Originator shall deliver or cause to be delivered a copy of such list to the Buyer as soon as practicable following the Buyer's request.

          (n) ADMINISTRATIVE AND OPERATING PROCEDURES. The Originator shall maintain and implement administrative and operating procedures adequate to permit the identification of the Receivables and all collections and adjustments attributable thereto and shall comply in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract.

          (o) INSURANCE. The Originator shall keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

          (p)  ERISA EVENTS.

          (i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Originator or any ERISA Affiliate or any combination of such entities in excess of $5,000,000, the Originator shall give the Buyer a written notice specifying the nature thereof, what action the Originator or any ERISA Affiliate has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

          (ii) Promptly upon receipt thereof, the Originator shall furnish to the Buyer copies of (i) all notices received by the Originator or any ERISA Affiliate of the PBGC's intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Originator or any ERISA Affiliate from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $5,000,000; and (iii) all funding waiver requests filed by the Originator or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $5,000,000, and all communications received by the Originator or any ERISA Affiliate from the Internal Revenue Service with respect to any such funding waiver request.

          (q) SEPARATE IDENTITY. The Originator shall take all actions required to maintain the Buyer's status as a separate legal entity, including, without limitation, (i) not holding the Buyer out to third parties as other than an entity with assets and liabilities distinct from the Originator and the Originator's other Subsidiaries; (ii) not holding itself out to be responsible for the debts of the Buyer or, other than by reason of owning capital stock of the Buyer, for any decisions or actions relating to the Buyer; (iii) prepare separate financial statements for the Buyer (which shall be audited by independent accountants); (iv) cause any financial statements consolidated with those of the Buyer to state that the Buyer is a separate corporate entity with its own separate creditors who, in any liquidation of the Buyer, will be entitled to be satisfied out of the Buyer's assets prior to any value in the Buyer becoming available to the Buyer's equity holders; (v) taking such other actions as are necessary on its part to ensure that all corporate procedures required by its and the Buyer's respective certificates of incorporation and by-laws are duly and validly taken; (vi) keeping correct and complete records and books of account and corporate minutes; and (vii) not acting in any other manner that could foreseeably mislead others with respect to the Buyer's separate identity.

          (r) SOFTWARE. The Originator shall use its reasonable efforts to enable each of the Buyer, any agent of the Buyer and the Servicer (whether by license, sublicense, assignment or otherwise) to use all of the computer software used to account for the Receivables to the extent necessary to administer the Receivables.

          (s) CUSTODIAN CONFIRMATION. With respect to each Receivable sold on a Purchase Date, the Originator shall cause the Custodian to deliver to the Buyer a Custodian Confirmation within two (2) Business Days of the related Purchase Date.


          SECTION 5.2. NEGATIVE COVENANTS OF THE ORIGINATOR. During the term of this Agreement, unless the Buyer shall otherwise consent in writing:

          (a) NAME CHANGE, OFFICES, RECORDS AND BOOKS OF ACCOUNTS. The Originator shall not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the Relevant UCC) nor relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Buyer at least fifteen (15) days, prior written notice thereof and
(ii) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer in connection with such change or relocation. The Originator shall at all times maintain its chief executive office within a jurisdiction in the United States and in which Article 9 of the Relevant UCC is in effect and in the event it moves its chief executive office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the interests of the Buyer in the Receivables, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting interests of the Buyer in the Receivables and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the interest of the Buyer in the Receivables.

          (b) TRANSFERS, LIENS, ETC. Except for the Adverse Claims of the Buyer created by this Agreement and except as provided in the Lockbox Agreement, the Originator shall not transfer, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (including, without limitation, the filing of any financing statement) upon or with respect to any Receivable, related Contract, Related Security, Collections, Permitted Lockbox or Lockbox Account, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereto.

          (c) STATEMENT FOR AND TREATMENT OF SALES. The Originator shall not prepare any tax returns or reports or financial statements for financial accounting or reporting purposes which shall account for the transactions contemplated herein in any manner other than as a sale of the Purchased Assets to the Buyer unless such sale or treatment is prohibited by GAAP or is not reportable for tax purposes due to the filing by the Originator of tax returns on a consolidated basis with those of the Buyer.

          (d) NO RESCISSIONS OR MODIFICATIONS. The Originator shall not reduce, rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof, except in accordance with the Credit and Collection Policy.

          (e) CONSOLIDATIONS MERGERS AND SALES OF ASSETS. The Originator shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; PROVIDED that the Originator may merge with another Person if (A) the Originator is the corporation surviving such merger and (B) immediately after and giving effect to such merger, no Termination Event or Potential Termination Event shall have occurred and be continuing.

          (f) NO CHANGES. The Originator shall not (i) make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any material amount of the Receivables or make any material change in the Credit and Collection Policy or in its current payment terms with respect to Receivables without prior written notification to and consent of the Buyer; provided, however, that the Buyer shall be deemed to have approved any such change unless it shall have disapproved of such change within ten (10) Business Days of its receipt of such notice and (ii) change, terminate or waive or consent to any such change, termination or waiver of any provision of the Custodial Agreement without the prior written consent of the Buyer; provided, however, that the Buyer shall be deemed to have approved any such change unless it shall have disapproved of such change within ten (10) Business Days of its receipt of such notice.

          (g) CHANGE IN PAYMENT INSTRUCTIONS TO OBLIGORS. The Originator shall not make any change in its instructions to Obligors regarding payments to be made with respect to the Receivables (other than changes with respect to the mailing addresses for remittances) unless the Buyer shall have received, at least ten (10) Business Days before the proposed effective date therefor, written notice of such change.

          (h) CHANGE IN PAYMENTS OR DEPOSITS OF PAYMENTS. Except with the prior written notice to the Buyer, the Originator shall not add or terminate any Person as a Permitted Lockbox Bank from those Persons listed in Exhibit G hereto, make or permit any change in the location of any Permitted Lockbox or the location or account number of any Lockbox Account.

          (i) ERISA MATTERS. The Originator shall not permit any event or condition which is described in any of clauses (i) through (vi), clause (viii) or clause (x) of the definition of Event of Termination to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months involve the payment of money by or an incurrence of liability of the Originator or any ERISA Affiliate in an amount in excess or $10,000,000.

          (j) NONPETITION COVENANT. Notwithstanding any prior termination of this Agreement, the Originator and the Buyer shall not, prior to the date which is one year and one day after the termination of this Agreement, with respect to the Buyer, acquiesce, petition or otherwise invoke or cause the Buyer to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Buyer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Buyer or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Buyer.


                                   ARTICLE VI

                                 INDEMNIFICATION

          SECTION 6.1. INDEMNIFICATION. Without limiting any other rights which the Buyer may have hereunder or under applicable law, the Originator hereby agrees to indemnify the Buyer and its officers, directors, agents and assigns (the "Indemnified Parties"; each, an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, costs and expenses (other than in respect of taxes, which shall be governed by Section 6.2), including reasonable attorneys, fees and disbursements (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") awarded against or incurred by any of them arising out of or as a result of any of the circumstances described below, provided, however, that in no event shall the Originator indemnify any Indemnified Party for (i) Indemnified Amounts resulting from the gross negligence or willful misconduct on the part of such Indemnified Party or (ii) recourse for uncollectible Receivables. The Originator shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

          (a) reliance on any representation or warranty made by the Originator (or any officers of the Originator) under or in connection with this Agreement, any Facility Document or any other information or report delivered by the Originator pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

          (b) the failure by the Originator to comply in all material respects with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

          (c) the failure as a result of acts or failures to act on the part of the Originator or the Servicer, to vest and maintain vested in the Buyer or its assignee, the Purchased Assets free and clear of any Adverse Claim;

          (d) the failure to file, or delay in filing, financing statements or other similar instruments or documents under the Relevant UCC or other applicable laws with respect to any Receivable;

          (e) any dispute, claim, offset or defense (which dispute, claim, offset or defense is made in "good faith") (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services; for the purposes of this subsection, the term "good faith" shall mean a dispute, claim, offset or defense that is based on reasonable factual allegations which are likely to survive a motion to dismiss or which are not interposed for the purposes of hindering or delaying an Obligor's payment of the Receivable or which is not based principally on procedural or technical grounds (including, without limitation, improper service of process, statute of limitations, etc.);

          (f) any failure of the Originator to perform its duties or obligations in accordance with the provisions of this Agreement or the transactions contemplated by this Agreement; or

          (g) any products liability claim or personal injury or property damage suit arising out of or in connection with merchandise or services which are the subject of any Receivable.

          SECTION 6.2.  TAX INDEMNIFICATION.

          (a) The Originator hereby agrees to pay, and to indemnify the Indemnified Parties from and against, any taxes which may at any time be asserted in respect of this transaction or the subject matter hereof (including, without limitation, any sales, gross receipts, general corporation, personal property, privilege or license taxes, but not including any federal or (except as provided below) other income or franchise taxes imposed upon an Indemnified Party, with respect to its net income or profits arising out of the transactions contemplated hereby (all such excluded taxes, the "Excluded Taxes")), whether arising by reason of the acts to be performed by the Originator or the Buyer hereunder or imposed against the Originator or any Indemnified Party, the property involved or otherwise. If any tax, fee or similar charge is imposed or with respect to any payment for the account of any Indemnified Party provided for in this Agreement by any State or political subdivision thereof (other than Excluded Taxes), the Originator will, upon demand by such Indemnified Party, pay an amount necessary to make such Indemnified Party whole, taking into account any tax consequences to such Indemnified Party of the payment of such tax and the receipt of the indemnity provided for by this Section 6.2, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by such Indemnified Party in the jurisdiction in which its principal executive office is located.

          SECTION 6.3.  ADDITIONAL COSTS.

          (a) The Originator shall pay to the Buyer, from time to time on demand of the Buyer, such amounts as the Buyer may reasonably determine to be necessary to compensate it for any increase in costs which determines are attributable to its acquiring and funding the Receivables under this Agreement or the Transfer and Administration Agreement, or any reduction in any amount receivable by the Buyer in respect of any such acquisition or funding (such increases in costs, payments and reductions in amounts receivable being herein called "ADDITIONAL COSTS") resulting from any Regulatory Change which (i) changes the method or basis of taxation of any amounts payable to the Buyer under this Agreement or payable by the Buyer in connection with the financing of the purchase of the Receivables or (ii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities). The Buyer will notify the Originator of any event that will entitle Buyer to compensation pursuant to this Section 6.3(a) no later than fifteen (15) Business Days after it obtains knowledge thereof.

          (b)  Determinations and allocations by the Buyer for purposes of this
Section 6.3 shall be conclusive, provided that such determinations and allocations are made in good faith and on a reasonable basis, reasonable evidence (including an explanation of the applicable Regulatory Change and an accounting for any amounts demanded) of which shall be provided to the Originator upon request.

          (c) The Buyer agrees to promptly notify the Originator if the Buyer receives notice of any potential tax liability for which the Originator may be liable pursuant to Sections 6.2 or


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

6.3 hereof. The Buyer further agrees that the Originator shall bear no cost (including costs relating to penalties and interest) relating to the failure of the Buyer to file in a timely manner any tax returns required to be filed by the Buyer in accordance with applicable statutes and regulations.

          SECTION 6.4. OTHER COSTS AND EXPENSES. The Originator shall pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and any other documents delivered hereunder or contemplated hereby, including, without limitation, reasonable fees and out-of-pocket expenses of legal counsel for the Buyer (which such counsel may be employees of the Buyer) with respect thereto and with respect to advising the Buyer as to its rights and remedies under this Agreement or the Transfer and Administration Agreement, and all costs and expenses, if any, including reasonable counsel fees and expenses in connection with the enforcement or amendment of this Agreement and the other documents delivered hereunder or contemplated hereby. The Originator shall reimburse the Buyer on demand for all other costs and expenses incurred by the Buyer or any agent or assign of the Buyer ("OTHER COSTS"); including, without limitation, the cost of the Buyer's auditors auditing the Originator's books, records and procedures, and the reasonable fees and out-of-pocket expenses of counsel for the Buyer or any counsel for any agent or assign of the Buyer with respect to advising the Buyer or such agent or assign as to matters relating to the Buyer's operation.


                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.1.  SURVIVAL.  The indemnification and payment provisions of
Article VI shall be continuing and shall survive any termination of this Agreement, subject to applicable statutes of limitation; PROVIDED FURTHER, HOWEVER, that any such indemnification or payment claim must be presented to the Originator within ten (10) Business Days after the Buyer receives notice or otherwise becomes aware of such claim.

          SECTION 7.2. WAIVERS; AMENDMENTS. No failure or delay on the part of the Buyer in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the parties hereto.

          SECTION 7.3. NOTICES. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth hereunder or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7.3 and the appropriate written confirmation is received or, if given by any other means, when received at the address specified in this Section 7.3. The Originator further agrees to deliver promptly to the Buyer a written confirmation of each telephonic notice signed by an authorized officer of the Originator. However, the absence of such confirmation shall not affect the validity of such notice.

     IF TO THE BUYER:

     ATLANTIC AUTO SECOND FUNDING CORPORATION
     P.O. Box 1502
     800 Perinton Hills Office Park
     Fairport, New York  14450
     Telephone:  (716) 421-2982
     Telecopy:   (716) 421-1954
     Attention:  President


     IF TO THE ORIGINATOR:

     ATLANTIC AUTO FINANCE CORPORATION
     P.O. Box 1502
     800 Perinton Hills Office Park
     Fairport, New York  14450
     Telephone:  (716) 421-2985
     Telecopy:   (716) 421-1954
     Attention:  President

          SECTION 7.4. GOVERNING LAW; SUBMISSION TO JURISDICTION; INTEGRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Originator hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Originator and the Buyer hereby irrevocably waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 7.4 shall affect the right of the Buyer to bring any action or proceeding against the Originator or its properties in the courts of other jurisdictions. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

          SECTION 7.5. SEVERABILITY; COUNTERPARTS, WAIVER OF SETOFF. This Agreement may be executed in any number.of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Originator hereby agrees to waive any right of setoff which it may have or to which it may be entitled against the Buyer and its assets.

          SECTION 7.6. ASSIGNMENTS. This Agreement shall be binding on the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that the Originator may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Buyer. No provision of this Agreement shall in any manner restrict the ability of the Buyer to assign, participate, grant security interests in, or otherwise transfer any portion of the Purchased Assets. Any transfer in contravention of this Section
7.6 shall be null and void and shall not confer upon the transferee thereof any of the rights under this Agreement.

          SECTION 7.7. WAIVER OF CONFIDENTIALITY. The Buyer and the Originator shall hold all non-public information obtained pursuant to this Agreement and the transactions contemplated hereby or effected in connection herewith in accordance with customary procedures for handling confidential information of this nature and in any event may make disclosure (a) reasonably required by a bona fide transferee, (b) necessary in order to obtain any consents, approvals, waivers or other arrangements required to permit the execution, delivery and performance by the Originator of this Agreement, or
(c) as required or requested by any governmental body, agency or instrumentality, regulatory authority, court, tribunal or arbitrator or pursuant to legal process or required by applicable law.

          IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

                              ATLANTIC AUTO SECOND FUNDING CORPORATION,
                                as Buyer


                              By:  /s/ Suzanne A. O'Connor
                                  ---------------------------
                                  Name:
                                  Title:


                              ATLANTIC AUTO FINANCE CORPORATION,
                                as Originator


                             By:  /s/ Richard J. Harrison
                                 ----------------------------
                                 Name:
                                 Title:


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